DESCRIPTION OF BIOLIFE SOLUTIONS, INC.’S SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 BioLife Solutions, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, the Company’s common stock, par value $0.001 per share (“Common Stock”). The following is a description of the material terms and provisions of the Common Stock, and also summarizes certain relevant provisions of the Delaware General Corporation Law (the “DGCL”). The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the DGCL as well as the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws (the “Bylaws”), copies of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. The Company encourages you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the DGCL for additional information. Authorized Capital Stock Under the Certificate of Incorporation, the Company is authorized to issue up to 150,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which, as of December 31, 2023, 4,250 shares of Preferred Stock were designated as “Series A Preferred Stock” (“Series A Preferred Stock”). As of December 31, 2023, 45,167,225 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding. The outstanding shares of the Common Stock are fully paid and nonassessable. Common Stock Voting Rights The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the Company’s stockholders. Holders of Common Stock are not entitled to cumulative voting rights in the election of directors. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Company’s outstanding capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. Dividends The holders of Common Stock are entitled to receive dividends when and as determined by the Company’s board of directors, out of assets legally available for dividends, subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, and subject to applicable law. As a Delaware corporation, the Company is subject to certain restrictions on dividends under the DGCL. Generally, a Delaware corporation may only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value. Liquidation Rights

Upon the Company’s liquidation, dissolution or winding up, after satisfaction of all its liabilities and the payment of any liquidation preference of any outstanding shares of Preferred Stock, the holders of shares of Common Stock will be entitled to share in all of the Company’s assets legally remaining for distribution after payment of all debt and other liabilities, subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock. Redemption Rights There are no redemption or sinking fund provisions applicable to the Common Stock. Preemptive Rights and Conversion Rights There are no preemptive or other subscription or conversion rights applicable to the Common Stock. Preferred Stock The Company’s board of directors is authorized, without further action by the Company’s stockholders, to create and issue one or more series of Preferred Stock and to fix the rights, powers, preferences and privileges thereof. Among other rights, the Company’s board of directors may determine, without further vote or action by the Company’s stockholders:  the number of shares constituting the series and the distinctive designation of the series;  the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;  whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;  whether the series will have conversion privileges and, if so, the terms and conditions of conversion;  whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;  whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and  the rights of the shares of the series in the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series. Any future issuance of shares of Preferred Stock, or the issuance of rights to purchase shares of Preferred Stock, could, among other things, decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. The following summarizes the rights of holders of the Series A Preferred Stock: Voting Rights The Series A Preferred Stock does not contain any voting rights other than as required by law. However, as long as there are any shares of Series A Preferred Stock outstanding, the Company will not, without the approval of a majority of the then outstanding shares of Series A Preferred Stock, (i) alter or amend the certificate of designations, preferences and rights of Series A Preferred Stock, (ii) authorize or create any class of equity securities ranking as to distribution of assets upon a liquidation senior to the Series A Preferred Stock, (iii) enter into, create, incur, assume or suffer to exist any indebtedness for borrowed money, except for purchase money indebtedness, that by its terms is expressly senior in right of payment to the Company’s obligations to the holders of Series A Preferred Stock, or (iv) enter into any agreement with respect to the foregoing. Dividends Holders of Series A Preferred Stock are entitled to receive cash dividends at a rate per share (as a percentage of the stated value per share) of 10% per annum. Dividends are payable quarterly in cash from legally available funds and accrue daily. Liquidation Rights Each share of Series A Preferred Stock will have a liquidation preference equal to the stated value plus any accrued but unpaid dividends thereon. In the event of the Company’s liquidation, dissolution or winding up, the holders of Series A Preferred Stock shall be entitled to receive out of the Company’s assets, before any payment is made to the holders of Common Stock and either in preference to or pari passu with the holders of any other series of Preferred Stock that may be issued in the future, a per share amount equal to the liquidation preference. Redemption Rights The Company has the right to redeem for cash outstanding Series A Preferred Stock along with accrued but unpaid dividends beginning immediately after issuance of shares of Series A Preferred Stock. Without the written consent of the holders of a majority of the Series A Preferred Stock outstanding, the Company may only redeem shares of Series A Preferred Stock in tranches of at least $50,000 in the aggregate based upon the stated value of such shares of Series A Preferred Stock. If there is more than one holder of Series A Preferred Stock and the Company desires to conduct a redemption, such redemption will be conducted on a pro rata basis among all of the holders of Series A Preferred Stock. The holders of Series A Preferred Stock will not have any right to require redemption. Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws, and Delaware Law The following paragraphs regarding certain provisions of the DGCL, the Certificate of Incorporation, and the Bylaws are summaries of the material terms thereof and do not purport to be complete. You are urged to read the applicable provisions of the DGCL, the Certificate of Incorporation and the Bylaws. Delaware Anti-Takeover Law The Company is subject to Section 203 of the DGCL (“Section 203”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:  prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or  at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a business combination to include:  any merger or consolidation involving the corporation and the interested stockholder;  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;  subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, associated with or controlling or controlled by such entity or person. Certificate of Incorporation and Bylaws The following provisions of the Certificate of Incorporation and Bylaws may make a change in control of the Company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of the Company’s management by making it more difficult for a person to remove or change the incumbent members of the Company’s board of directors. Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of Common Stock will be available for future issuance without stockholder approval, subject to applicable law and the rules of the NASDAQ Stock Market LLC. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions, and employee benefit plans. In addition, the Company’s board of directors may authorize, without stockholder approval, the issuance of undesignated Preferred Stock with voting rights or other rights or preferences designated from time to time by the Company’s board of directors (including the right to approve an acquisition or other change in the Company’s control). The existence of authorized but unissued shares of Common Stock or Preferred Stock may enable the Company’s board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. Election and Removal of Directors. The exact number of the Company’s directors will be fixed from time to time by a resolution adopted by a majority of directors and shall not be less than three members. The Company’s board of directors currently consists of six members. Director Vacancies. The Bylaws authorize the Company’s board of directors to fill vacant directorships. No Cumulative Voting. The Certificate of Incorporation provides that stockholders do not have the right to cumulate votes in the election of directors (therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose). Special Meetings of Stockholders. The Bylaws provide that special meetings of the Company’s stockholders may be called at any time by the chairman of the board of directors, the president or the board of directors, or by the president or secretary upon written request of the holders of thirty five percent (35%) of the outstanding shares entitled to vote thereat, or as otherwise required by law. Advance Notice Procedures for Director Nominations. The Bylaws establish advance notice procedures for stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders, including certain requirements regarding the form and content of a stockholder’s notice. Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at a meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company. Amendments to Bylaws. The Bylaws may be amended by vote of a majority of the directors then in office or by vote of a majority of the Company’s stock outstanding and entitled to vote. The Bylaws, whether adopted, amended or repealed by the stockholders or directors, may be amended or reinstated by the stockholders or the directors. Nasdaq Stock Market Listing The Common Stock is listed on the NASDAQ Stock Market LLC under the symbol “BLFS.” Transfer Agent and Registrar The transfer agent and registrar for the Common Stock is Broadridge Financial Solutions, Inc. The transfer agent and registrar’s address is 51 Mercedes Way, Edgewood, New York 11711.